Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1st Constitution Bancorp

Cranbury, New Jersey

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2013, relating to the consolidated financial statements of 1st Constitution Bancorp and subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ ParenteBeard LLC

Clark, New Jersey
May 24, 2013